                                                      Exhibit 10.1

January 14, 2011

William W. Lovette
Pilgrim’s Pride Corporation
2412 Selwyn Ave.
Charlotte, NC 28209

Employment Agreement

Dear Bill:

The following sets forth our agreement regarding your employment with Pilgrim’s Pride Corporation, a Delaware corporation (the “Company”).

1.           Effective Date and Term.  The period of your employment (the “Term”) under this agreement (the “Agreement”) will begin on January 3, 2011 (the “Effective Date”) and continue until December 31, 2013 (the “End Date”), unless earlier terminated in accordance with Section 4.  Neither you nor the Company has any obligation to extend the Term beyond the End Date, and if your employment with the Company and its subsidiaries (collectively, the “Company Group”) continues after the End Date, it shall be for such period and be subject to such terms as you and the Company shall agree in connection with the continuation of your employment.

2.           Position and Responsibilities.

(a)           During the Term, you will serve as the President and Chief Executive Officer of the Company reporting directly to the Board of Directors of the Company (the “Board”).  The Company will use reasonable efforts to cause you to be elected or appointed to the Board by no later than the 2011 annual meeting of the Company’s stockholders.  In consideration of the amounts payable to you hereunder, you agree that, if requested by the Board, you will also serve as an officer or director of any other member of the Company Group, as long as such position is commensurate with your position as the Company’s Chief Executive Officer.

(b)           During the Term, you will (i) devote your full business time and attention to your duties and responsibilities to the Company; (ii) perform your duties faithfully and diligently in accordance with the bylaws of the Company and the terms of this Agreement; (iii) operate within the established guidelines, plans or policies approved by the Board; and (iv) comply with and be bound by the policies and procedures of the Company applicable to you, including the Company’s codes of ethics and business conduct.  Your principal place of employment will be the Company’s headquarters in Greeley, Colorado, but you acknowledge and agree that you will be required to travel from time to time in connection with the performance of your duties.  As promptly as practicable following the Effective Date, (but in no event later than December 31, 2011), you will establish a residence in the vicinity of the Company’s headquarters in Greeley, Colorado.

(c)           During the Term, you will refrain from performing services for remuneration for any entity other than a member of the Company Group, except that this limitation will not prohibit you from devoting reasonable time to serve as a director or a member of a committee of any organization involving no conflict of interest with the interest of the Company Group; provided, however, that such service shall not interfere with the performance of your duties under this Agreement or violate Section 5.  At least once a year, you will provide the Board with a list of all outside directorships, and you agree to resign any such directorship if requested to do so by the Board.  During the Term, you may also spend time on charitable and civic activities and in the management of your personal and financial matters, as long as such activities do not involve a conflict of interest with the Company Group or interfere with the performance of your duties under this Agreement.

2.           Compensation.

(a)           The Company will pay you a base salary (“Base Salary”) at the annual rate of $1 million, payable in accordance with the Company’s payroll practices for executive employees in effect from time to time.

(b)           For each full year during the Term, you will be eligible to earn an annual cash bonus (the “Annual Bonus”) under the Company’s Short-Term Incentive Plan (the “STIP”).  The performance objectives applicable to 2011 Annual Bonus will be as follows:

2011 EBITDA	Bonus Amount
$400 million	$500,000.00
$500 million	$1 million
Above $500 million	$1 million plus
.5% (i.e., .005) of the excess above $500 million EBITDA

If applicable, any Annual Bonus for 2011 will be prorated for amounts between $400 and $500 million EBITDA.  Notwithstanding the performance objectives above, the Annual Bonus for 2011 will not be less than $500,000.00.  For purposes of the 2011 Annual Bonus and the STIP, “EBITDA” for each applicable period shall be determined by the Board in accordance the Company’s audited financial statements and U.S. generally accepted accounting principles as applied on a consistent basis to the Company.

Your annual bonus opportunity for years after 2011 will be set by the Board so as to align your bonus opportunity with the Company’s annual budget for that year and shall be based on such objective and subjective performance factors as the Board shall determine after consultation with you.  The Board shall have the exclusive authority to determine whether and to what extent the performance objectives for a given year have been achieved.  The Annual Bonus for each year under the STIP will be paid in the year following the year for which bonus is earned in accordance with the payment and other terms of the STIP, subject to your continued employment through the applicable bonus payment date, and no Annual Bonus for a year will be payable to you if you are not employed on the applicable payment date.  The maximum Annual Bonus for a year will be capped in an amount specified in the STIP.

(c)           As an inducement for you to accept employment with the Company and to enter into this Agreement, the Company will make a one-time cash payment to you promptly following the Effective Date in the amount of $250,000.  You (or in the event of your death, your estate) will be obligated to repay this signing bonus to the Company, if your employment with the Company ends for any reason prior to December 31, 2011, or if you have not established a residence in the vicinity of the Company’s headquarters in Greeley, Colorado by such date.

(d)           As a further inducement for you to accept employment with the Company and to enter into this Agreement, you and the Company will arrange for the sale of your current residence in Arkansas (free and clear of all liens and encumbrances) to the Company (or its designee) on reasonable and customary commercial terms and at a purchase price not to exceed approximately $2.13 million.  Such sale shall occur promptly following the Effective Date, but in no event later than December 31, 2011, subject to your continued employment with the Company through the date of sale.  You and the Company agree to negotiate and execute such additional documents as may be necessary or advisable to effect such sale. You will be responsible for all taxes associated with such sale and for all costs typically borne by a seller in a residential sales transaction.

(e)           As a further inducement for you to accept employment with the Company and to enter into this Agreement, the Company will award you 200,000 restricted shares of Company common stock on or as soon as practicable following the Effective Date.  Fifty percent of such shares will vest on the second anniversary of the Effective Date, and the remaining shares will vest on the third anniversary of the Effective Date, subject to your continued employment with the Company through the applicable vesting date.  The other terms of the award will be subject to the award document attached hereto as Exhibit 1 (the “Award Document”).  Following the Effective Date, you will be eligible to participate in the Company’s applicable long-term equity incentive plan and will be eligible for future awards of stock options, restricted shares and stock units in such amounts and at such times as shall be determined by the Board.

3.           Benefits and Expense Reimbursements.  You will be eligible to participate in the tax qualified retirement, group medical, dental, life insurance and disability insurance plans, or similar benefit plans of the Company that are available to executive employees generally, subject to the terms of each such plan and the making by you of any applicable contributions and the payment by you of any applicable premiums.  The Company will reimburse you for all reasonable expenses actually incurred or paid by you in the performance of your services on behalf of the Company Group in accordance with the Company’s applicable travel and expense reimbursement policies and any limitations that the Board establishes from time to time for officer expenses and expense reimbursements, subject to the timely submission by you of acceptable written documentation of such expenses.

4.           Termination of Employment.

(a)           You are an “employee-at-will” of the Company.  Subject to the provisions of this Section 4, the Company may terminate your employment, and you may resign such employment, at any time during the Term for any reason or for no stated reason.

(b)           Your employment will end immediately upon the date of your death or the date of your Disability (as defined below).  You agree to give the Company not less than 60- days’ prior written notice of your intention to resign.  If you give written notice of resignation to the Company, the Company may elect to specify an earlier termination date than the resignation date specified in the notice; provided, however, that no termination of your employment by the Company after you have given a written notice of resignation will constitute a termination without Cause (as defined below). “Disability” means your inability, as determined by the Board, to perform the responsibilities and functions of the your position, with or without reasonable accommodation, by reason of any medically determined physical or mental impairment which has lasted (or can reasonably be expected to last) for a period of not less than one hundred eighty (180) consecutive days

(c)           Subject to the provisions of this Section 4(c), the Company may terminate your employment immediately with or without Cause.  “Cause” means, as determined by the Board:  (i) your conviction in a court of law of, or entry of a guilty plea or plea of no contest to, a felony charge (regardless of whether subject to appeal); (ii) your willful and continued failure to perform substantially your duties the Company Group (other than any such failure resulting from your incapacity due to physical or mental illness); (iii) any willful act that constitutes on your part fraud, dishonesty in any material respect, breach of fiduciary duty, misappropriation, embezzlement or gross misfeasance of duty; (iv) your willful disregard or continued breach in any material respect of published Company Group policies and procedures or codes of ethics or business conduct; or (v) any other material breach by you of any provision of this Agreement.  The date of your termination for Cause shall be the date specified by the Board in the termination notice to you.

(d)           If you employment ends for any reason, the Company will pay you (or, in the event of your death, your estate), to the extent not previously paid:  (i) your Base Salary earned through the date of termination; (ii) any accrued and unused vacation pay, but only to the extent provided in the applicable Company policies; (iii) any reasonable business expenses incurred by you prior to the date of termination that are reimbursable to you in accordance with applicable Company policies; and (iv) any accrued and unpaid vested benefits under the plan or arrangement described in Section 3, subject to the terms of the applicable plan or arrangement.

(e)           If the Company terminates your employment without Cause, then, in addition to the amounts contemplated by Section 4(d), the Company will continue to pay you as severance (the “Severance Payments”) your Base Salary in regular payroll installments for the 24-month period commencing 60 days following the date of your termination of employment; provided that you have timely executed a release in the form presented by the Company and the release has become irrevocable by you on or prior to such 60th day. The release shall apply to all known and unknown claims that you may then have against the Company Group or any persons affiliated with the Company Group and shall expressly state your agreement in writing not to prosecute any legal action or other proceeding based on any of such released claims.  The Company’s obligation to make the Severance Payments will terminate immediately upon the breach by you of any of the covenants in Section 5.

(f)           No Severance Payments or other severance benefits will be payable to you if your employment with the Company Group ends as a result of the expiration of the Term on the End Date.  If you continue in the employ of the Company after the expiration of the Term, you shall be an “employee-at-will,” unless provided otherwise pursuant to the terms of any agreement then negotiated between you and the Company.  Except as provided in this Section 4, no other severance or termination payments or benefits will be payable to you by any member of the Company Group as a result of your termination or resignation of employment.

(g)           If you are a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) at the time of your termination of employment, amounts or benefits (including the Severance Payments) that are deferred compensation subject to Section 409A of the Code, as determined in the reasonable discretion of the Company, that would otherwise be payable or provided during the six-month period immediately following the termination of employment will instead be paid or provided, with interest on any delayed payment at the short-term applicable federal rate under Section 1274(d) of the Code (with monthly compounding and at the rate published for the month prior to the month in which your termination of employment occurs), on the first business day after the date that is six months following your termination of employment.

5.           Protective Covenants.

(a)           You understand and agree that the purpose of this Section 5 is to protect legitimate business interests of the Company Group and is not intended to impair or infringe upon your right to work, earn a living, or acquire and possess property from the fruits of your labor.  You acknowledge that you have received good and valuable consideration for the employment and post-employment restrictions set forth in this Section 5 in the form of the compensation and benefits provided for herein and in the form of the Company allowing you access to Confidential Information and Trade Secrets that you would not otherwise receive had you not entered into the post-employment restrictions set forth in this Section 5.  You further acknowledge that the post-employment restrictions set forth in this Section 5 are reasonable and that they do not, and will not, unduly impair your ability to earn a living after the termination of employment with the Company

(b)           Confidential Information and Trade Secrets constitute valuable assets of the Company Group and may not be converted to your own use.  You agree that you shall not, directly or indirectly, at any time:  (i) reveal, divulge, or disclose any Confidential Information to any person not expressly authorized by the Company ; (ii) use or make use of any Confidential Information in connection with any business activity other than that of the Company Group; or (iii) transmit or disclose any Trade Secret of the Company Group to any person and shall not make use of any such Trade Secret, directly or indirectly, for yourself or for others.  This Agreement does not alter either the Company’s rights or your obligations under any state or federal statutory or common law regarding trade secrets and unfair trade practices.  Notwithstanding the above, you will not be restricted from disclosing Confidential Information or any Trade Secret that is required to be disclosed by law, court order or other legal process; provided, however, that in the event disclosure is required by law, you shall provide the Company with prompt notice of such requirement so that the Company may seek an appropriate protective order prior to any such required disclosure by you.  “Confidential Information” means all information without regard to form regarding the members of the Company Group, their activities, business or clients that is the subject of reasonable efforts by the Company Group to maintain its confidentiality and that is not generally disclosed by practice or authority to persons not employed by the Company Group, but that does not rise to the level of a Trade Secret.  Confidential Information includes financial plans and data concerning the Company Group, management planning information, business plans, operational methods, market studies, marketing plans or strategies, product development techniques or plans, customer lists, customer files, data and financial information, details of customer contracts, current and anticipated customer requirements, identifying and other information pertaining to business referral sources, past, current and planned research and development, business acquisition plans, and new personnel acquisition plans and is not limit any definition of “confidential information” or any equivalent term under state or federal law.  Confidential Information does not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of the Company.  “Trade Secret” means all information, without regard to form, including technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, distribution lists or a list of actual or potential customers, advertisers or suppliers which is not commonly known by or available to the public and which information:  (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

(c)           You agree that while you are employed by any member of the Company Group and during the Restricted Period, you will not, directly or indirectly, on your own behalf or as a principal, owner, partner; stockholder, joint venturer, investor, member, trustee, director, officer, manager, employee, agent, representative, or consultant of any person or otherwise, solicit or induce any individual who is or was within the then most recently completed six-month period an employee or other service provider to any member of the Company Group to terminate his employment or service relationship with any member of the Company Group or to be hired by or to enter into employment or a service relationship with any other person.

(d)           You agree that while employed by any member of the Company Group and during the Restricted Period, you will not, directly or indirectly, anywhere in the United States or any country outside of the United States where the Company Group engages in its business seek or obtain any employment or a consulting arrangement with a Competitor in which you will use or are likely to use any Confidential Information or Trade Secrets, or in which you have duties for such Competitor that are the same or similar to those services actually performed by you for the Company.  For purposes of the previous sentence, “Competitor” means any company or entity engaged in poultry production (including, without limitation, broiler production, processing, sales and marketing).  While you are employed with any member of the Company Group and during the Restricted Period, you shall not knowingly perform any act which may confer any competitive benefit or advantage upon any enterprise competing with the business of any member of the Company Group.  In addition, while you are employed with any member of the Company Group and during the Restricted Period, you shall not, directly or indirectly, engage on your own behalf or as a principal, owner, partner; stockholder, joint venturer, investor, member, trustee, director, officer, manager, employee, agent, representative, or consultant of any firm, corporation, partnership or other organization in the business of manufacturing, selling or distributing products in competition with the products or services of any member of the Company Group; provided, however, that this Section 5(d) shall not preclude you from owning less than 1% of the common stock of a public company.

(e)           In the event you breach, or threaten to commit a breach of any of the provisions of this Section 5, the Company shall have the right and remedy to enjoin, preliminarily and permanently, you from violating or threatening to violate the provisions of this Section 5 and to have the applicable provisions of this Section 5 specifically enforced by any court or tribunal of competent jurisdiction, it being agreed that any breach or threatened breach of these provisions would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company.  Such right and remedy shall be independent of any others and severally enforceable, and shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity, including the right of the Company in Section 4(e) to terminate the Severance Payments.  You acknowledge and agree that the Restrictive Covenants are reasonable and valid in time and scope and in all other respects.  The covenants set forth in this Agreement shall be considered and construed as separate and independent covenants.  Should any part or provision of any covenant be held invalid or unenforceable, such invalidity or unenforceability shall not render invalid or unenforceable any other part or provision of this Agreement.  If any portion of the foregoing provisions is found to be invalid or unenforceable because its duration, the territory, the definition of activities or the definition of information covered is considered to be invalid or unreasonable in scope, the invalid or unreasonable term shall be redefined, or a new enforceable term provided, such that the intent of the Company and you in agreeing to the provisions of this Agreement will not be impaired and the provision in question shall be enforceable to the fullest extent of the applicable laws.

(f)           It is intended that your obligations under this Section 5 shall continue following the expiration of the Term.  As a result, “Restricted Period” means the two-year period following your termination or resignation of employment for any reason, whether such termination or resignation occurs during the Term or thereafter.

6.           Representations.  You represent and warrant that your employment with the Company, the execution by you of this Agreement and the performance by you of your obligations hereunder will not conflict with, or result in a violation or breach of, any employment, consulting, non-competition or other agreement to which you are a party or to which you are otherwise subject.  The obligations of the Company under this Agreement are expressly conditioned upon these representations by you being true in all respects.  In your work for the Company, you further represent and warrant that you will not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality.

7.           Miscellaneous.

(a)           All notices, requests and other communications under this Agreement must be in writing.

(b)           This Agreement is personal to you and your obligations under this Agreement may not be delegated to any person.  Without the prior written consent of the Company, your rights and entitlements under this Agreement may not be assigned by you other than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns, and the Company will require any successor to all or substantially all of its business or assets to assume expressly and agree to perform this Agreement.

(c)           Any action under this Agreement required by the Company or the Board shall be effective only if approved by resolution of the Board or a committee of the Board established or designated for this purpose; provided, however, that the Board (or applicable committee of the Board) may delegate its authority to act under this Agreement to any officer of the Company other than you.  This Agreement may not be amended or modified in any manner, except by an instrument in writing authorized by the Board and signed by you and a duly authorized officer on behalf of the Company (other than you).  As of the Effective Date, this Agreement supersedes and replaces in all respects the binding Term Sheet, dated December 16, 2010, between you and the Company.

(d)           This Agreement will comply in all respects with Section 409A of the Code, and this Agreement shall be administered, interpreted and construed on a basis consistent with Section 409A of the Code.  Any payments that qualify for the “short-term deferral” exception or another exception under Section 409A of the Code shall be paid under the applicable exception.  For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of deferred compensation under this Agreement shall be treated as a separate payment of deferred compensation.  In addition, to the extent that the right to any payment (including the provision of benefits) hereunder provides for the deferral of compensation within the meaning of Section 409A of the Code, references to your “termination” or “resignation” of employment (including for purposes of Section 4(g)) will be construed to mean your “separation from service” within the meaning of Section 409A(a)(2)(A)(i) of the Code.  To the extent any reimbursements or in-kind benefit payments under this Agreement are subject to Section 409A of the Code, such reimbursements and in-kind benefit payments shall be made in accordance with Treasury Regulation § 1.409A-3(i)(l)(iv) (or any similar or successor provisions), and payments of such reimbursements or in-kind benefits shall be made on or before the last day of the calendar year following the calendar year in which the relevant expense is incurred.  The amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year.

(e)           All payments and benefits to you under this Agreement shall be subject to applicable federal, state and local income tax and wage withholding.

(f)           Any claim or dispute arising under or relating to this Agreement or the breach, termination, or validity of any term of this Agreement shall be subject to arbitration, and the parties agree that they shall arbitrate all controversies; provided, however, that nothing in this Section 7(f) shall prohibit the Company from exercising its right under Section 5 to pursue injunctive or other equitable remedies with respect to a breach or threatened breach of the covenants in Section 5.  The arbitration shall be conducted in Denver, Colorado in accordance with the Employment Dispute Rules of the American Arbitration Association and the Federal Arbitration Act, 9 U.S.C. §l, et. seq.  Any award shall be binding and conclusive upon the parties hereto, subject to 9 U.S.C. §10.  Each party shall have the right to have the award made the judgment of a court of competent jurisdiction.  Each party to the arbitration shall bear the cost of their respective attorneys, experts and advisers.  The cost of the arbitrator shall be borne by the Company.  This Agreement shall be governed by and construed in all respects in accordance with the laws of the State of Colorado applicable to contracts executed and performed entirely in such state.

*     *     *     *

    If the foregoing correctly sets forth your understanding of our agreement, please indicate your acceptance by signing and dating the attached copy of this Agreement and returning it to the Company, attention of the undersigned.

PILGRIMS PRIDE CORPORATION

By:   /s/ Gary D. Tucker

Title: Principal Financial Officer

ACCEPTED AND AGREED:

/s/ William W. Lovette

William W. Lovette

Date: January 14, 2011